Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 23, 2007, with respect to the consolidated balance sheets of LaPolla Industries, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for the years then ended December 31, 2006, 2005, and 2004, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement..

BAUM & COMPANY, P.A.

/s/  Baum & Company, P.A.

Coral Springs, Florida
June 19, 2007